STATE OF DELAWARE
CERTIFICATE OF TRUST

This Certificate of Trust of LAZARD MULTI-STRATEGY 1099 FUND, a statutory trust (the "Trust") which proposes to register under the Investment Company Act of 1940, as amended (the "1940 Act"), filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.), sets forth the following:

 First: The name of the Trust is LAZARD MULTI-STRATEGY 1099 FUND.

 Second: As required by 12 Del. Code §§ 3807(b) and 3810(a)(1)(b), the name and business address of the Trust's Registered Agent for Service of Process and the address of the Trust's Registered Office are:

Resident Agent	Address of Trust's Registered Office and Business Address of Registered Agent
National Corporate Research, Ltd.	615 South DuPont Highway County of Kent City of Dover, Delaware, 19901.

The name and business address of the initial trustee of the Trust is as follows:

Name	Business Address
Brian D. Simon	30 Rockefeller Plaza New York, New York 10112-6300

Third: The nature of the business or purpose or purposes of the Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the 1940 Act.

Fourth: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.

Fifth: This Certificate of Trust shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the initial trustee of LAZARD MULTI-STRATEGY 1099 FUND, has duly executed this Certificate of Trust as of June 28, 2011.

LAZARD MULTI-STRATEGY 1099 FUND

By:	/s/ Brian D. Simon
Name: Brian D. Simon Title: Initial Trustee